As Filed Pursuant to Rule 424(b)(7)

Registration Statement No. 333-196611

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)
Common Stock, par value $0.01 per share	113,965	$62.56	$7,129,650.40	$828.47

(1)	Estimated solely for purposes of calculating the amount of the registration fee. In accordance with Rule 457(c) and Rule 457(r) of the Securities Act of 1933, as amended, the price shown is the average of the high and low selling prices of the Common Stock on February 19, 2015, as reported on The NASDAQ Global Market.
(2)	Payment of the registration fee at the time of filing of the Registrant’s Registration Statement on Form S-3, filed with the Securities and Exchange Commission on June 9, 2014 (File No. 333-196611) (the “Registration Statement”), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The Registrant deposited $828.47 by wire transfer of same-day funds to the Securities and Exchange Commission’s account at US Bank on February 24, 2015. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.

PROSPECTUS SUPPLEMENT

(To prospectus dated June 9, 2014)

113,965 Shares

Acadia Healthcare Company, Inc.

Common Stock

This prospectus supplement is a supplement to the accompanying prospectus and relates to the offer and resale, from time to time, by the selling stockholders named in this prospectus supplement of up to 113,965 shares of our common stock, which we issued to such selling stockholders in connection with our acquisition of CRC Health Group, Inc., or CRC, on February 11, 2015. See “Selling Stockholders” beginning on page S-5 of this prospectus supplement. We will not receive any proceeds from the sale by the selling stockholders of shares of our common stock. We will bear all of the offering expenses related to the registration of the common stock.

Our shares trade on The NASDAQ Global Market under the symbol “ACHC.” On February 23, 2015, the last reported sale price of our common stock on The NASDAQ Global Market was $62.65 per share.

The selling stockholders identified in this prospectus supplement or their successors, including transferees, pledgees or donees or their successors, may offer the shares from time to time through public or private transactions at market prices prevailing at the time of sale, at fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices. The timing and amount of any sale are within the sole discretion of the selling stockholders, subject to certain restrictions.

Investing in shares of our common stock involves substantial risks that are described in the “Risk Factors” sections beginning on page S-3 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2013 and Current Report on Form 8-K filed on February 4, 2015, which we have filed with the Securities and Exchange Commission and which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 24, 2015.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf registration process, we and selling stockholders may sell from time to time the securities described in the accompanying prospectus in one or more offerings such as this offering. This prospectus supplement provides you with specific information about our common stock that the selling stockholders are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, the selling stockholders and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” of this prospectus supplement, before investing in our common stock.

We have not, and the selling stockholders have not, authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the selling stockholders take any responsibility for, and can provide no assurances as to the reliability of, any other information that others may give to you. This prospectus supplement and the accompanying prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is complete and accurate as of the date on the front cover of this prospectus supplement, but the information and our business, cash flows, condition (financial and otherwise), liquidity, prospects and results of operations may have changed since that date.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of shares of our common stock.

S-ii

THE COMPANY

We are the leading publicly-traded pure-play provider of behavioral health care services, with operations in the United States and United Kingdom. Our business strategy is to acquire and develop behavioral healthcare facilities and improve our operating results within our facilities and our other behavioral healthcare operations. We strive to improve the operating results of our facilities by providing high quality services, expanding referral networks and marketing initiatives while meeting the increased demand for behavioral healthcare services through expansion of our current locations as well as developing new services within existing locations. At December 31, 2014, we operated 78 behavioral healthcare facilities with over 5,800 beds in 24 states, the United Kingdom and Puerto Rico. During the year ended December 31, 2014, we acquired 27 facilities and added 378 new beds to our existing facilities. On February 11, 2015, we completed the acquisition of CRC Health Group, Inc. (“CRC”). CRC is a leading provider of treatment services related to substance abuse and other addiction and behavioral disorders. CRC operated 35 inpatient facilities with over 2,400 beds and 81 comprehensive treatment centers located in 30 states at the acquisition date.

Our inpatient facilities offer a wide range of inpatient behavioral healthcare services for children, adolescents and adults. We offer these services through a combination of acute inpatient psychiatric and specialty facilities and residential treatment centers, or RTCs. Our acute inpatient psychiatric and specialty facilities provide the most intensive level of care, including 24-hour skilled nursing observation and care, daily interventions and oversight by a psychiatrist and intensive, highly-coordinated treatment by a physician-led team of mental health professionals. Our RTCs offer longer-term treatment programs primarily for children and adolescents with long-standing chronic behavioral health problems. Our RTCs provide physician-led, multi-disciplinary treatments that address the overall medical, psychiatric, social and academic needs of the patient.

Our outpatient community-based services provide therapeutic treatment to children and adolescents who have a clinically defined emotional, psychiatric or chemical dependency disorder while enabling patients to remain at home and within their community. Many patients who participate in community-based programs have transitioned out of a residential facility or have a disorder that does not require placement in a facility that provides 24-hour care.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain and incorporate by reference “forward-looking statements.” Forward-looking statements include any statements that address future results or occurrences. In some cases you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “would,” “should,” “could” or the negative thereof. Generally, the words “anticipate,” “believe,” “continue,” “expect,” “intend,” “estimate,” “project,” “plan” and similar expressions identify forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contain forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors, many of which are outside of our control, which could cause our actual results, performance or achievements to differ materially from any results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	our significant indebtedness, our ability to meet our debt obligations, and our ability to incur substantially more debt;

•	difficulties in successfully integrating the operations of acquired facilities, including those acquired in the CRC and Partnerships in Care acquisitions, or realizing the potential benefits and synergies of these acquisitions;

•	our ability to implement our business strategies in the United Kingdom and adapt to the regulatory and business environment in the United Kingdom;

•	the impact of payments received from the government and third-party payors on our revenues and results of operations, including the significant dependence of the Partnerships in Care facilities on payments received from the National Health Service in the United Kingdom;

•	the occurrence of patient incidents, which could result in negative media coverage, adversely affect the price of our securities and result in incremental regulatory burdens and governmental investigations;

•	our future cash flow and earnings;

•	our restrictive covenants, which may restrict our business and financing activities;

•	our ability to make payments on our financing arrangements;

•	the impact of the economic and employment conditions in the United States and the United Kingdom on our business and future results of operations;

•	compliance with laws and government regulations;

•	the impact of claims brought against our facilities;

•	the impact of governmental investigations, regulatory actions and whistleblower lawsuits;

•	the impact of healthcare reform in the United States and abroad;

•	the impact of our highly competitive industry on patient volumes;

•	our ability to recruit and retain quality psychiatrists and other physicians;

•	the impact of competition for staffing on our labor costs and profitability;

•	our dependence on key management personnel, key executives and local facility management personnel;

•	our acquisition strategy, which exposes us to a variety of operational and financial risks, as well as legal and regulatory risks (e.g., exposure to the new regulatory regimes such as the United Kingdom for Partnerships in Care and various investigations relating to CRC);

•	the impact of state efforts to regulate the construction or expansion of healthcare facilities (including those from CRC and Partnerships in Care) on our ability to operate and expand our operations;

•	our potential inability to extend leases at expiration;

•	the impact of controls designed to reduce inpatient services on our revenues;

•	the impact of different interpretations of accounting principles on our results of operations or financial condition;

•	the impact of environmental, health and safety laws and regulations, especially in states where we have concentrated operations;

•	the impact of an increase in uninsured and underinsured patients or the deterioration in the collectability of the accounts of such patients on our results of operations;

•	the risk of a cyber-security incident and any resulting violation of laws and regulations regarding information privacy or other negative impact;

•	the impact of laws and regulations relating to privacy and security of patient health information and standards for electronic transactions;

•	the impact of a change in the mix of our earnings, and changes in tax rates and laws generally;

•	failure to maintain effective internal control over financial reporting;

•	the impact of fluctuations in our operating results, quarter to quarter earnings and other factors on the price of our securities;

•	the impact of our equity sponsor’s rights over certain company matters;

•	the impact of the trend for insurance companies and managed care organizations to enter into sole source contracts on our ability to obtain patients; and

•	the other risks described under the heading “Risk Factors” in this prospectus supplement and in similarly titled sections in our reports that we file with the SEC that are incorporated by reference into this prospectus supplement.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. These forward-looking statements are made only as of the date of this prospectus supplement. Except as otherwise required by applicable law, we do not undertake and expressly disclaim any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

RISK FACTORS

Investing in our common stock involves risks. Please see the risk factors described in our Current Report on Form 8-K, filed with the SEC on February 4, 2015 updating risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2013, both of which filings are incorporated by reference in this prospectus supplement and the accompanying prospectus, and the other risk factors and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these risks could seriously harm our business, financial condition or results of operations. Please also refer to the section above entitled “Special Note Regarding Forward-Looking Statements.”

Future sales of common stock by our existing stockholders may cause our stock price to fall.

Waud Capital Partners, L.L.C. and certain of its affiliates, or Waud Capital Partners, investment funds affiliated with Bain Capital Partners, LLC, or, collectively, Bain Capital, along with certain current and former members of our management, have certain demand and piggyback registration rights with respect to shares of our common stock beneficially owned by them. The presence of additional shares of our common stock trading in the public market, as a result of the exercise of such registration rights, may have an adverse effect on the market price of our securities. The market price of our common stock could decline as a result of sales by our existing stockholders in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

If securities or industry analysts do not publish research or reports about our business, if they were to change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us. If one or more of these analysts cease coverage of us or fail to publish regular reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

We are party to a stockholders agreement with Waud Capital Partners and Bain Capital, which provides them with certain rights over Company matters.

In accordance with the terms of the Amended and Restated Stockholders Agreement, dated as of October 29, 2014, by and among Acadia, Waud Capital Partners, Bain Capital and certain current and former management of Acadia, Waud Capital Partners has the right to designate, following the expiration of the current term of directors designated by Waud Capital Partners, one nominee for election to the board of directors of the Company for one additional three-year term. Waud Capital Partners also retains a consent right over the removal of existing directors designated by Waud Capital Partners and any vacancies in such designated board seats may be filled by Waud Capital Partners prior to the expiration of the current terms of such directors. The merger agreement related to our acquisition of CRC provided that one designee of Bain Capital be appointed to our board of directors as a Class III director at the effective time of the merger.

It is possible that the interests of Waud Capital Partners and Bain Capital may in some circumstances conflict with our interests and the interests of other stockholders.

We incur substantial costs as a result of being a public company.

As a public company, we incur significant legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements. We incur costs associated with complying with the requirements of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and related rules implemented by the SEC and NASDAQ. Enacted in July 2010, the Dodd-Frank Act contains significant corporate governance and executive compensation-related provisions, some of which the SEC has recently implemented by adopting additional rules and regulations in areas such as executive compensation. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Management expects these laws and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and costly, although management is currently unable to estimate these costs with any degree of certainty. These laws and regulations could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for stockholders to change management.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our management. These provisions include:

•	a classified board of directors;

•	a prohibition on stockholder action through written consent;

•	a requirement that special meetings of stockholders be called only upon a resolution approved by a majority of our directors then in office;

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

Section 203 of the Delaware General Corporation Law, as amended, or DGCL, prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Although we have elected not to be subject to Section 203 of the DGCL, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that Waud Capital Partners, its affiliates and any investment fund managed by Waud Capital Partners and any persons to whom Waud Capital Partners sells at least five percent (5%) of our outstanding voting stock will be deemed to have been approved by our board of directors, and thereby not subject to the restrictions set forth in our amended and restated certificate of incorporation that have the same effect as Section 203 of the DGCL. Accordingly, the provision in our amended and restated certificate of incorporation that adopts a modified version of Section 203 of the DGCL may discourage, delay or prevent a change in control of us.

As a result of these provisions in our charter documents and Delaware law, the price investors may be willing to pay in the future for shares of our common stock may be limited.

We do not anticipate paying any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, for use in our business or for other corporate purposes and do not anticipate that cash dividends with respect to common stock will be paid in the foreseeable future. Any decision as to the future payment of dividends will depend on our results of operations, financial position and such other factors as our board of directors, in its discretion, deems relevant. In addition, the terms of our debt substantially limit our ability to pay dividends. As a result, capital appreciation, if any, of our common stock will be a stockholder’s sole source of gain for the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders in this offering.

SELLING STOCKHOLDERS

The table below sets forth information with respect to the selling stockholders and the shares of our common stock beneficially owned by the selling stockholders as of February 11, 2015. Each of the selling stockholders is a former CRC stockholder that acquired the shares of our common stock on February 11, 2015 in connection with the Company’s acquisition of CRC. Other than Messrs. Rhodes, Herschman, Peloquin and Precopio, each of whom holds a non-executive position with Acadia following the CRC acquisition, none of the selling stockholders is or has been an officer, director or employee of Acadia. The common stock was issued by us in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, or Securities Act.

The percentages of shares owned prior to and after the offering are based on the 65,996,092 shares of our common stock outstanding as of February 11, 2015. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders, in the aggregate, and that the selling stockholders do not acquire any additional shares. Information in the table below with respect to beneficial ownership has been furnished by the selling stockholders, without independent verification by us.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest.

Except as indicated by footnote, the selling stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering
	Number	Percentage		Number	Percentage
Howard Brown	7,862	*	7,862	—	—
Pamela V. Burke	1,186	*	1,186	—	—
David Fung	242	*	242	—	—
Philip Herschman	8,142	*	8,142	—	—
Barry W. Karlin	67,534	*	67,534	—	—
John Peloquin	416	*	416	—	—
Joseph A. Procopio	510	*	510	—	—
Jerome E. Rhodes	8,688	*	8,688	—	—
KKR Debt Investors II (2006) (Ireland) L.P.	119	*	119	—	—
KKR-Milton Capital Partners L.P.	1,808	*	1,808	—	—
Oregon Public Employees Retirement Fund	512	*	512	—	—
The Northwestern Mutual Life Insurance Company	16,946	*	16,946	—	—

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

PLAN OF DISTRIBUTION

The shares are being registered to permit the resale of such securities by the selling stockholders from time to time on or after the date of this prospectus supplement. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders. We will bear the fees and expenses incurred in connection with the registration of the resale of the shares of common stock covered by this prospectus supplement. These fees and expenses include registration and filing fees, exchange listing fees, and fees and disbursements of our counsel and independent accountants. However, the selling stockholders will be solely responsible for all discounts and commissions relating to the sale of common stock, if any. The selling stockholders may offer the shares from time to time through public or private transactions at market prices prevailing at the time of sale, at fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices.

Such sales may be effected by a variety of methods, including the following:

•	In market transactions on The NASDAQ Global Market;

•	In privately negotiated transactions;

•	Through broker-dealers, which may act as agents or principals;

•	Directly to one or more purchasers;

•	Through agents; and/or

•	In any combination of the above or by any other legally available means.

In connection with sales of the shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the common stock to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell such securities.

If a material arrangement with any broker-dealer or other agent is entered into for the sale of the shares of common stock covered by this prospectus supplement through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the shares of common stock covered by this prospectus supplement, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any broker-dealer or agent regarding the sale of the shares of common stock offered hereby. The selling stockholders may transfer, devise or gift the shares of common stock covered by this prospectus supplement by other means not described in this prospectus supplement.

The selling stockholders may also sell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(1) of the Securities Act or other applicable exemptions.

Each selling stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by him or her and, if he or she defaults in the performance of his or her secured obligations, his or her pledgees or secured parties may offer and sell the shares from time to time under this prospectus supplement, or under another supplement to this prospectus under Rule 424(b) or other applicable provision of the Securities Act to include such pledgee, transferee or other successor in interest as a selling stockholder.

The selling stockholders and any broker-dealers or agents participating in the distribution of the shares covered by this prospectus supplement may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by the selling stockholders and any commissions received by any such broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If any selling stockholder was deemed to be an underwriter, he or she may be subject to statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act of 1934, as amended, or Exchange Act.

We have advised the selling stockholders that they and any other person participating in the distribution may be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of common stock by the selling stockholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the common stock. All of the above may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Under the securities laws of certain states, the shares of common stock covered by this prospectus supplement may be sold in those states only through registered or licensed broker-dealers. In addition, in certain states the shares covered by this prospectus supplement may not be sold unless such shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and complied with.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to a Non-U.S. Holder (as defined below) that purchases such shares in this offering. This summary applies only to a Non-U.S. Holder that holds our common stock as a capital asset (i.e., generally as an investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation (or entity treated as a foreign corporation for U.S. federal income tax purposes); or

•	a foreign estate or foreign trust.

This summary is based upon the provisions of the Code, the U.S. Treasury regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this prospectus supplement. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to statements made and the conclusions reached in the following discussion, and we cannot assure you that the IRS or a court will agree with our statements and conclusions.

This discussion does not address all aspects of U.S. federal income taxation or any aspects of alternative minimum, estate, state, local, or non-U.S. taxation. In addition, this discussion does not address any aspects of the Medicare contribution tax. This discussion also does not consider any specific facts or circumstances that may apply to particular Non-U.S. Holders that may be subject to special treatment under the U.S. federal income tax laws, including, but not limited to insurance companies; tax-exempt organizations; financial institutions; tax-qualified retirement plans; brokers or dealers in securities; investors that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; controlled foreign corporations; passive foreign investment companies; expatriates and former long-term residents of the United States; and investors in pass-through entities. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If a partnership or any other entity or arrangement taxed as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner of such partnership and the activities of the partnership. Accordingly, partnerships (and entities and arrangements taxed as partnerships) that hold our common stock and owners in such partnerships (or other entities or arrangements taxed as partnerships) are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of acquiring, owning or disposing of our common stock.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK, AS WELL AS THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, OWNING AND DISPOSING OF SHARES OF COMMON STOCK.

Dividends

We do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or certain redemptions that are treated as distributions with respect to common stock), any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to you generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by you within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment maintained by you).

Dividends that are effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are generally attributable to a U.S. permanent establishment, are not subject to the U.S. withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements including delivery of a properly executed IRS Form W-8ECI (or other applicable form) must be satisfied for effectively connected dividends to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock that is taxed to you as described below under the heading “—Gain on Sale or Other Disposition of Our Common Stock.” Your adjusted tax basis is generally the purchase price of such shares, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that act as intermediaries (including partnerships).

Gain on Sale or Other Disposition of Our Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•	the gain is effectively connected with a trade or business you conduct in the United States, and, in cases in which certain tax treaties apply, is attributable to a U.S. permanent establishment;

•	if you are a nonresident alien individual, you are present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition, and certain other conditions are met; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes, and certain other conditions are met.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are a foreign corporation described in the first bullet point above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, subject to certain adjustments, or at such lower rate as may be specified by an applicable income tax treaty.

If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence) on the net gain derived from the sale, which may be offset by U.S. source capital losses, if any, recognized in the taxable year of the disposition of our common stock.

With respect to the third bullet point above, generally, we will be a USRPHC if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively held more than five percent of our common stock at any time during the shorter of the five-year period preceding the disposition or your holding period for our common stock.

Information Reporting and Backup Withholding

The relevant payor must report annually to the IRS and to each Non-U.S. Holder the amount of the dividends on our common stock paid to such holder and the tax withheld, if any, with respect to such dividends. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established. Non-U.S. Holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Under provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, and related Treasury guidance, a withholding tax of 30% will be imposed in certain circumstances on payments of (a) dividends on our common stock, and (b) gross proceeds from the sale or other disposition of our common stock on or after January 1, 2017. In the case of payments made to a “foreign financial institution” as defined under FATCA (including, among other entities, an investment fund), as a beneficial owner or as an intermediary, the tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with an agreement with the U.S. Government, or a FATCA Agreement, or (ii) is required by and complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction, or an IGA, in either case to, among other things, collect and provide to the U.S. or other relevant tax authorities certain information regarding U.S. account holders of such institution.

In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such foreign entity provides the withholding agent with a certification that it does not have any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its “substantial” U.S. owners.

If our common stock is held through a foreign financial institution that enters into (or is otherwise subject to) a FATCA Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments of dividends and proceeds described above made to (x) a person (including an individual) that fails to comply with certain information requests or (y) a foreign financial institution that has not entered into (and is not otherwise subject to) a FATCA Agreement and is not a person required to comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA.

Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus supplement will be passed upon by Waller Lansden Dortch & Davis, LLP, Nashville, Tennessee.

EXPERTS

The consolidated financial statements of Acadia Healthcare Company, Inc., as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as stated in their report incorporated by reference herein.

The consolidated financial statements of CRC as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, incorporated by reference herein, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein (which report expresses an unmodified opinion and includes an emphasis of matter paragraph relating to the restatement of the 2012 and 2011 consolidated financial statements for corrections of errors).

The financial statements of Partnerships in Care Limited 1 as of December 31, 2013, December 31, 2012 and December 31, 2011 and for each of the three years in the period ended December 31, 2013, incorporated by reference herein, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement constitutes a part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus supplement does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus supplement as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits filed with the registration statement, and the documents that we reference under the caption “Incorporation of Certain Documents by Reference.”

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the operation of the Public Reference Room. Our SEC filings, including the complete registration statement of which this prospectus supplement is a part, are also available to the public at the SEC’s website at www.sec.gov.

We make available free of charge through our website, which you can find at www.acadiahealthcare.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC. The information on our website is not incorporated into or part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this prospectus supplement is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement or contained in another document filed with the SEC in the future which itself is incorporated into this prospectus supplement.

We are incorporating by reference the following documents, which we have previously filed with the SEC:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

(2)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;

(3)	our Current Reports on Form 8-K filed with the SEC on February 19, 2014, April 11, 2014, April 23, 2014, May 23, 2014, June 6, 2014, June 9, 2014, June 12, 2014, June 17, 2014, June 18, 2014, July 2, 2014, October 30, 2014, December 15, 2014, January 28, 2015, February 4, 2015, February 6, 2015 and February 12, 2015 (other than, in each case, information therein deemed furnished and not filed);

(4)	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2014; and

(5)	a description of our capital stock as set forth in our Registration Statement on Form 8-A, filed on October 31, 2011.

We incorporate by reference any documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to termination of the offering made by this prospectus supplement (other than, in each case, information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this prospectus supplement. Requests for documents should be submitted in writing to Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, Attention: Chief Financial Officer. Our telephone number at that address is (615) 861-6000. Our website is at www.acadiahealthcare.com. Information available on our website does not constitute part of this prospectus supplement.

PROSPECTUS

Acadia Healthcare Company, Inc.

Common Stock

We may from time to time offer shares of our common stock covered by this prospectus. We may offer our common stock in amounts, at prices and on terms set forth in an applicable prospectus supplement to this prospectus at the time of offering. In addition, selling stockholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts and on such terms as set forth in a prospectus supplement.

We and/or any selling stockholders may offer and sell shares of our common stock to or through one or more agents, dealers or underwriters, directly to purchasers, or through a combination of these methods on a continuous or delayed basis. We and/or any selling stockholders reserve the right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of our common stock, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them will be set forth, or will be calculable from the information set forth, in an applicable prospectus supplement. See “Plan of Distribution.”

Our net proceeds from the sale by us of our common stock also will be set forth in the relevant prospectus supplement. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.

No common stock offered by this prospectus may be sold without delivery of an applicable prospectus supplement describing the method and specific terms of the offering. Any applicable prospectus supplement may also add, update or change information contained in this prospectus.

You should read this prospectus and any applicable prospectus supplement carefully before you invest in our common stock.

Our shares trade on The NASDAQ Global Market under the symbol “ACHC.” On June 6, 2014, the last reported sale price of our common stock on The NASDAQ Global Market was $46.29 per share.

Investing in shares of our common stock involves substantial risks. See “Risk Factors” beginning on page 3 of this prospectus, as well as the “Risk Factors” incorporated by reference herein from our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other reports and information that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as such term is defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under the automatic shelf registration process, our common stock described in this prospectus may be sold, over time and at any time, in one or more offerings. This prospectus provides a general description of our common stock that we or selling stockholders may offer. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Each time our common stock is sold under this prospectus, we will provide an applicable prospectus supplement that will contain information about the method and specific terms of that offering. Any applicable prospectus supplement and/or any applicable free writing prospectus may add, change or update information contained in this prospectus, and any statement that we make in this prospectus that is inconsistent with a statement made in any applicable prospectus supplement or applicable free writing prospectus will be deemed to be modified or superseded by such prospectus supplement or free writing prospectus. Before purchasing any shares of our common stock, you should read this prospectus, any applicable prospectus supplement and any applicable free writing prospectus together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Neither we nor the selling stockholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any applicable prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus, any applicable prospectus supplement and any applicable free writing prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement, any applicable free writing prospectus or any documents incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Our business, cash flows, condition (financial or otherwise), liquidity, prospects and/or results of operations may have changed since those dates.

In this prospectus, unless the context requires otherwise, (i) references to “Acadia,” the “Company,” “we,” “us” and “our” refer to Acadia Healthcare Company, Inc., together with its consolidated subsidiaries and (ii) references to “selling stockholder” or “selling stockholders” include donees, pledgees, transferees or other successors-in-interest selling shares of common stock received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

CAUTIONARY NOTE REGARDING FINANCIAL INFORMATION

The audited combined financial statements as of and for the financial years ended December 31, 2013, 2012 and 2011 relating to Partnerships in Care and its consolidated subsidiaries that are incorporated by reference into this prospectus have been prepared in accordance with United Kingdom Accounting Standards, or UK GAAP. UK GAAP differs in certain respects from generally accepted accounting principles in the United States, or U.S. GAAP. Partnerships in Care has not prepared and does not currently intend to prepare its financial statements in U.S. GAAP. A reconciliation to U.S. GAAP is included in the Partnerships in Care financial statements.

This prospectus contains, or incorporates by reference, certain unaudited information, including revenue and operating statistics based on revenue, that is presented on a pro forma basis assuming that the Partnerships in Care acquisition occurred as of January 1, 2013. Management believes that the pro forma financial information is helpful given the rapid growth of Acadia through acquisitions. The unaudited pro forma financial information has been prepared using the acquisition method of accounting for business combinations under GAAP. The unaudited pro forma financial information is for illustrative purposes only and does not purport to represent what our financial condition or results of operations actually would have been had the events in fact occurred on the assumed date or to project our financial condition or results of operations for any future date or future period. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and notes thereto elsewhere in this prospectus supplement and the financial statements of Acadia in other reports that we have filed with the SEC.

CURRENCY EXCHANGE RATE

This prospectus contains translations amounts denominated in British Pounds Sterling into U.S. dollars at specific rates solely for the convenience of the potential investor. Unless otherwise noted, all translations from British pounds to U.S. dollars and from U.S. dollars to British pounds in this prospectus supplement were made at a rate of (£0.5972) British Pound Sterling for one ($1.00) U.S. Dollar or U.S. $1.6744 for one (£1) British Pound Sterling, the exchange rate set forth in the Federal Reserve Statistical Release, Foreign Exchange Rates on June 3, 2014. We make no representation that any amounts denominated in either British Pounds Sterling or U.S. dollars could have been, or could be, converted into either British Pounds Sterling or U.S. dollars, as applicable, at any particular rate, at the rates stated above, or at all.

THE COMPANY

Overview

We are the leading publicly-traded pure-play provider of inpatient behavioral health care services in the United States based upon number of licensed beds. As of March 31, 2014, we operated 52 behavioral healthcare facilities with over 4,300 licensed beds in 24 states and Puerto Rico.

Our inpatient facilities offer a wide range of inpatient behavioral healthcare services for children, adolescents and adults. We offer these services through a combination of acute inpatient psychiatric and specialty facilities and residential treatment centers, or RTCs. Our acute inpatient psychiatric and specialty facilities provide the most intensive level of care, including 24-hour skilled nursing observation and care, daily interventions and oversight by a psychiatrist and intensive, highly-coordinated treatment by a physician-led team of mental health professionals. Our RTCs offer longer-term treatment programs primarily for children and adolescents with long-standing chronic behavioral health problems. Our RTCs provide physician-led, multi-disciplinary treatments that address the overall medical, psychiatric, social and academic needs of the patient.

Our outpatient community-based services provide therapeutic treatment to children and adolescents who have a clinically defined emotional, psychiatric or chemical dependency disorder while enabling patients to remain at home and within their community. Many patients who participate in community-based programs have transitioned out of a residential facility or have a disorder that does not require placement in a facility that provides 24-hour care.

Acadia Healthcare Company, Inc. is a Delaware corporation. On May 13, 2011, we converted from a Delaware limited liability company (Acadia Healthcare Company, LLC) to a Delaware corporation (Acadia Healthcare Company, Inc.) in accordance with Delaware law. Our principal executive offices are located at 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, and our telephone number is (615) 861-6000. Our website is http://www.acadiahealthcare.com. The information contained on our website is not part of this prospectus, any applicable prospectus supplement or any applicable free writing prospectus and is not incorporated by reference into this prospectus, any applicable prospectus supplement, any applicable free writing prospectus or any other document that we file with the SEC.

Partnerships in Care Acquisition

On June 3, 2014, a subsidiary of Acadia agreed to acquire the entire issued share capital of Partnerships in Care Investments 1 Limited, a company incorporated in England and Wales, and the issued and outstanding A ordinary shares in the capital of Partnerships in Care Property 1 Limited, a company incorporated in England and Wales, pursuant to a share purchase agreement by and among Acadia, Piper Holdco 2, Ltd., a subsidiary of Acadia, Partnerships in Care Holdings Limited and The Royal Bank of Scotland plc. The entities to be acquired by Acadia operate 23 inpatient behavioral healthcare facilities with over 1,200 beds. The facilities are located in England, Wales and Scotland. For the year ended December 31, 2013, Partnerships in Care generated revenue of $267.0 million.

Under the terms of the share purchase agreement, Acadia will pay an amount to discharge the outstanding debt facilities of the target companies, and cash consideration for the equity to be acquired, which in the aggregate shall be equal to £395,000,000 (approximately $660,000,000), subject to adjustment in relation to cash, debt and working capital balances of the Partnerships in Care target companies. The share purchase agreement provides that the acquisition will close on July  1, 2014.

RISK FACTORS

Investing in shares of our common stock involves substantial risks. Before purchasing any shares of our common stock, you should carefully consider the risk factors incorporated by reference into this prospectus from our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and the other reports and information that we file with the SEC, including any risk factors and other information contained in any applicable prospectus supplement and/or applicable free writing prospectus. In particular, please see the risk factors described in our Current Report on Form 8-K filed on June 9, 2014, which update the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2013, both of which are incorporated by reference into this prospectus. The risks and uncertainties that we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect us. The occurrence of any of these risks could materially and adversely impact our business, cash flows, condition (financial or otherwise), liquidity, prospects and/or results of operations. Please also refer to the section below entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements.” Forward-looking statements include any statements that address future results or occurrences. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “would,” “should,” “could” or the negative thereof. Generally, the words “anticipate,” “believe,” “continue,” “expect,” “intend,” “estimate,” “project,” “plan” and similar expressions identify forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contain forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors, many of which are outside of our control, which could cause our actual results, performance or achievements to differ materially from any results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	our ability to close our planned acquisition of Partnerships in Care in a timely manner or at all;

•	our ability to obtain the necessary financing for the Partnerships in Care acquisition on anticipated terms or at all;

•	our ability to amend our existing senior secured credit facility on time, on currently anticipated terms, or at all;

•	our significant indebtedness, our ability to meet our debt obligations, and our ability to incur substantially more debt;

•	difficulties in successfully integrating the operations of acquired facilities, including those acquired in the Partnerships in Care acquisition, or realizing the potential benefits and synergies of these acquisitions;

•	our ability to implement our business strategies in the United Kingdom and adapt to the regulatory and business environment in the United Kingdom;

•	the impact of payments received from the government and third-party payors on our revenues and results of operations, including the significant dependence of the Partnerships in Care facilities on payments received from the National Health Service in the United Kingdom, or NHS;

•	negative media coverage relating to patient incidents, which could adversely affect the price of our securities and result in incremental regulatory burdens and governmental investigations;

•	our future cash flow and earnings;

•	our restrictive covenants, which may restrict our business and financing activities;

•	our ability to make payments on our financing arrangements;

•	the impact of the economic and employment conditions in the United States and the United Kingdom on our business and future results of operations;

•	compliance with laws and government regulations;

•	the impact of claims brought against our facilities;

•	the impact of governmental investigations, regulatory actions and whistleblower lawsuits;

•	the impact of healthcare reform in the United States and abroad;

•	the impact of our highly competitive industry on patient volumes;

•	our ability to recruit and retain quality psychiatrists and other physicians;

•	the impact of competition for staffing on our labor costs and profitability;

•	our dependence on key management personnel, key executives and local facility management personnel;

•	our acquisition strategy, which exposes us to a variety of operational and financial risks, as well as legal and regulatory risks (e.g., exposure to the new regulatory regimes such as the United Kingdom for Partnerships in Care);

•	the impact of state efforts to regulate the construction or expansion of healthcare facilities (including those from Partnerships in Care) on our ability to operate and expand our operations;

•	our potential inability to extend leases at expiration;

•	the impact of controls designed to reduce inpatient services on our revenues;

•	the impact of different interpretations of accounting principles on our results of operations or financial condition;

•	the impact of environmental, health and safety laws and regulations, especially in states where we have concentrated operations;

•	the impact of an increase in uninsured and underinsured patients or the deterioration in the collectability of the accounts of such patients on our results of operations;

•	the risk of a cyber-security incident and any resulting violation of laws and regulations regarding information privacy or other negative impact;

•	the impact of laws and regulations relating to privacy and security of patient health information and standards for electronic transactions;

•	failure to maintain effective internal control over financial reporting;

•	the impact of fluctuations in our operating results, quarter to quarter earnings and other factors on the price of our securities;

•	the impact of our sponsor’s rights over certain company matters;

•	the impact of the trend for insurance companies and managed care organizations to enter into sole source contracts on our ability to obtain patients; and

•	those risks and uncertainties described from time to time in our filings with the SEC.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. These forward-looking statements are made only as of the date of this prospectus. Except as may otherwise be required by applicable law, we do not undertake and expressly disclaim any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

Unless we indicate otherwise in an applicable prospectus supplement, we intend to use the net proceeds from our sale of common stock offered by this prospectus for general corporate purposes, which may include, but not be limited to, working capital, capital expenditures, acquisitions, refinancing of indebtedness and repurchases or redemptions of securities. Any allocation of the net proceeds of an offering of our shares of common stock to a specific purpose will be determined at the time of such offering and will be described in an applicable prospectus supplement to this prospectus.

We will not receive any proceeds from sales of common stock by the selling stockholders.

DESCRIPTION OF COMMON STOCK

Our amended and restated certificate of incorporation provides that our authorized capital stock consists of 90,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. As of May 31, 2014, there were 50,833,152 shares of our common stock and no shares of our preferred stock issued and outstanding.

This section summarizes the general terms of our common stock. The summaries in this section do not describe every aspect of our common stock. When evaluating our common stock, you should also refer to all of the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law, as amended, or DGCL. Our amended and restated certificate of incorporation and our amended and restated bylaws are incorporated by reference in the registration statement of which this prospectus forms a part.

Terms of Common Stock

Voting Rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Holders of our common stock do not have cumulative voting rights. Except in respect of matters relating to the election of directors, or as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting at which a quorum is present and entitled to vote on the subject matter. The holders of a majority of the outstanding voting power of all shares of capital stock entitled to vote, present in person or represented by proxy, constitutes a quorum at all meetings of our stockholders. In the case of the election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors.

Dividend Rights

The holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Our ability to pay dividends on our common stock will be limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions under the terms of the agreements governing our indebtedness.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock are entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of its preferred stock, if any, before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares, including all shares offered by this prospectus, are validly issued fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that our board of directors may designate and issue in the future.

Listing

Our common stock is listed on The NASDAQ Global Select Market under the symbol “ACHC”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Registration Rights

Effective April 1, 2011, Acadia Healthcare Holdings, LLC, or Acadia Holdings, entered into an amended and restated registration rights agreement with the holders of substantially all of its equity securities at the time pursuant to which such holders have the right to demand the registration of all or a portion of their securities and have certain “piggyback” registration rights, subject to certain limitations. In connection with the consummation of our acquisition of PHC, Inc. on November 1, 2011, Waud Capital Partners and the other members of Acadia Holdings caused the dissolution of Acadia Holdings and the distribution of the common stock held by Acadia Holdings to its members. In connection with such dissolution and distribution, we assumed Acadia Holdings’ rights and obligations under the amended and restated registration rights agreement.

Stockholders Agreement

We are party to a stockholders agreement with Waud Capital Partners which provides it with certain rights over Company matters. In accordance with the terms of the stockholders agreement among Waud Capital Partners, Acadia and certain current and former members of our management, for so long as Waud Capital Partners owns at least 17.5% of our outstanding common stock, Waud Capital Partners is entitled to designate the pro rata number of our directors that is proportional (but rounded up to the nearest whole number) to its percentage ownership of our outstanding common stock, subject to the NASDAQ rules regarding director independence, and has consent rights to many corporate actions, such as issuing equity or debt securities, paying dividends, acquiring any interest in another company and materially changing our business activities. As of May 31, 2014, Waud Capital Partners owned approximately 23% of our outstanding common stock.

Antitakeover Effects of Delaware Law and Acadia’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in our control or our management.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation our board of directors is divided into three classes, with each class serving three-year staggered terms. In addition, under the DGCL, directors serving on a classified board of directors may only be removed from the board of directors with cause and by an affirmative vote of the majority of our common stock. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in our control or our management.

Requirements for Advance Notification of Stockholder Meetings

In accordance with our amended and restated certificate of incorporation, special meetings of the stockholders may be called only upon a resolution approved by a majority of our board of directors then in office.

Requirements for Nominations and Proposals at Stockholder Meetings

Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as brought by or at the direction of our board of directors. In accordance with our amended and restated bylaws, nominations of persons for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that directors will be elected at such special meeting, by any holder of our stock who (i) is a stockholder of record both at the time the notice is delivered and on the record date for the determination of stockholders entitled to vote at such meeting, (ii) is entitled to vote at the meeting and upon such election, and (iii) complies with the notice procedures set forth in our amended and restated bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in our control or our management.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the related certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders.

Business Combinations with Interested Stockholders

In accordance with our amended and restated certificate of incorporation we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203 of the DGCL. However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that both Waud Capital Partners, any investment fund managed by Waud Capital Partners and any of their respective Affiliates and Associates (each as defined in our amended and restated certificate of incorporation) with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing shares of our stock and any persons to whom Waud Capital Partners sells at least five percent (5%) of our outstanding voting stock will be deemed to have been approved by our board of directors, and thereby not subject to the restrictions set forth in our amended and restated certificate of incorporation that have the same effect as Section 203 of the DGCL.

Requirements for Amendments to Acadia’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The DGCL provides that in order to amend the certificate of incorporation, the board of directors must adopt a resolution that then must be approved by the affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon, unless a greater vote is specified in the certificate of incorporation, and subject to any additional vote required by any series of preferred stock. In accordance with our amended and restated certificate of incorporation, the articles relating to the following topics may only be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all of our outstanding shares of capital stock entitled to vote generally in the election of directors, other than shares of any “Interested Stockholder” (as defined in our amended and restated certificate of incorporation): Board of Directors (Article Six); Limitation of Director Liability (Article Seven); Limitations on Written Consent/Special Meetings (Article Eight); Business Combinations (Article Ten); Poison Pill (Article Eleven); Amendments (Article Twelve); Forum Selection (Article Thirteen); and Severability (Article Fourteen). Our amended and restated certificate of incorporation also provides that Article Nine, which deals with corporate opportunity, may only be amended, altered or repealed by a vote of 80% of the voting power of all of our shares of common stock then outstanding, voting together as a single class. See “—Corporate Opportunity.”

Our amended and restated certificate of incorporation provides that our amended and restated bylaws may be adopted, amended, altered or repealed by the affirmative vote of a majority of our board of directors. In addition, our bylaws may be adopted, amended, altered or repealed by the affirmative vote of the stockholders having at least a majority of the voting power of all of the then outstanding shares of our capital stock, voting together as a single class.

Corporate Opportunity

Our amended and restated certificate of incorporation provides that the doctrine of “corporate opportunity” does not apply against Waud Capital Partners, its affiliates, any investment fund managed by Waud Capital Partners or any of their respective portfolio companies or their respective partners, members, directors, employees, stockholders, agents or successors, in a manner that would prohibit them from investing in competing businesses or doing business with Acadia’s clients or customers. If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

Limitation on Liability and Indemnification of Officers and Directors

In accordance with our amended and restated bylaws, we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

We entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

SELLING STOCKHOLDERS

We may register shares of common stock covered by this prospectus for re-offers and re-sales by any selling stockholders named in an applicable prospectus supplement. Because we are a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act, we may add secondary sales of shares of our common stock by any selling stockholders by filing an applicable prospectus supplement with the SEC. We may register these shares to permit selling stockholders to resell their shares when they deem appropriate. Selling stockholders may resell all, a portion or none of their shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any applicable prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. We will provide you with an applicable prospectus supplement naming the selling stockholder(s), the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by the selling stockholder(s). The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We may sell our common stock, and certain selling stockholders may sell common stock, in one or more of the following ways from time to time:

•	to or through agents, dealers or underwriters;

•	directly to one or more purchasers;

•	through a combination of any of these methods of sale; or

•	through any other methods described in a prospectus supplement.

Any prospectus supplement related to an offering of common stock will set forth the specific terms of such offering, including:

•	the name or names of any underwriters, dealers or agents, if any;

•	the purchase price of the common stock and the proceeds to Acadia and any selling stockholders from the sale; and

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

If a dealer is used in the sale of common stock, we or the selling stockholders, if any, may sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement relating to that transaction.

The underwriters, dealers and agents participating in any distribution of the common stock may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Additionally, because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, selling stockholders may be subject to the prospectus delivery requirements of the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us and selling stockholders to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us and the selling stockholders for certain expenses.

If so indicated in an applicable prospectus supplement, we and certain selling stockholders may authorize dealers acting as an agent to solicit offers by institutions to purchase our common stock from us or the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of our common stock sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us and the selling stockholders.

Our common stock also may be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, or remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us or the selling stockholders will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us and the selling stockholders to indemnification by us against certain liabilities, including liabilities under the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell our common stock covered by this prospectus and any applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Any selling stockholders may also resell all or a portion of his, her or its shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided he, she or it meets the criteria and conforms to the requirements of that rule, Section 4(a)(1) of the Securities Act or other applicable exemptions, regardless of whether the common stock is covered by the registration statement of which this prospectus forms a part. Additionally, any selling stockholders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with such selling stockholders. Any selling stockholders also may sell shares short and redeliver shares to close out such short positions. Any selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Any selling stockholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the shares so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those shares to investors in our common stock or the selling stockholders’ common stock or in connection with the offering of other securities not covered by this prospectus.

To facilitate the offering of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the common stock. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the common stock originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions, if commenced, may be discontinued by the underwriters at any time.

One or more of the underwriters, dealers or agents, and/or one or more of their respective affiliates, may be a lender under our amended and restated credit agreement, as amended, and may provide other commercial banking, investment banking and financial advisory services to us and/or our subsidiaries and affiliates from time to time in the ordinary course of business for which they have received customary fees and expenses.

During such time as we may be engaged in a distribution of the common stock covered by this prospectus we are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

LEGAL MATTERS

Certain legal matters with respect to the validity of the common stock being offered by this prospectus will be passed upon for us by Waller Lansden Dortch & Davis, LLP. Any underwriters, dealers or agents will be advised about other issues relating to any transaction by their own legal counsel.

EXPERTS

The consolidated financial statements of Acadia Healthcare Company, Inc., included in Acadia Healthcare Company Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Acadia Healthcare Company, Inc.’s internal control over financial reporting as of December 31, 2013 (excluding the internal control over financial reporting of DMC-Memphis, Inc. d/b/a Delta Medical Center, two facilities acquired from United Medical Corporation, The Refuge, a Healing Place, LLC, Longleaf Hospital, and Cascade Behavioral Hospital), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Acadia Healthcare Company, Inc.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of DMC-Memphis, Inc. d/b/a Delta Medical Center, two facilities acquired from United Medical Corporation, The Refuge, a Healing Place, LLC, Longleaf Hospital, and Cascade Behavioral Hospital from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of Partnerships in Care Limited 1 included in Exhibit 99.3 of Acadia Healthcare Company Inc. Current Report on Form 8-K dated June 9, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits filed with the registration statement, and the documents that we reference under the caption “Incorporation of Certain Documents by Reference.”

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the operation of the Public Reference Room. Our SEC filings, including the complete registration statement of which this prospectus is a part, are also available to the public at the SEC’s website at www.sec.gov.

We make available free of charge through our website, which you can find at www.acadiahealthcare.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC. The information contained on our website is not part of this prospectus, any applicable prospectus supplement or any applicable free writing prospectus and is not incorporated by reference into this prospectus, any applicable prospectus supplement, any applicable free writing prospectus or any other document that we file with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or contained in another document filed with the SEC in the future which itself is incorporated into this prospectus.

We are incorporating by reference the following documents, which we have previously filed with the SEC:

(1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

(2) our Quarterly Report on Form 10-Q for the three months ended March 31, 2014;

(3) our Current Reports on Form 8-K filed with the SEC on February 19, 2014, April 11, 2014, April 23, 2014, May 23, 2014, June 6, 2014 and June 9, 2014 (other than, in each case, information therein deemed furnished and not filed);

(4) the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2014; and

(5) a description of our capital stock as set forth in our Registration Statement on Form 8-A, filed on October 31, 2011.

We incorporate by reference any documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering made by this prospectus (other than, in each case, information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this prospectus. Requests for documents should be submitted in writing to Acadia Healthcare Company, Inc., 830 Crescent Centre Drive, Suite 610, Franklin, Tennessee 37067, Attention: Chief Financial Officer. Our telephone number at that address is (615) 861-6000. Our website is at www.acadiahealthcare.com. The information contained on our website is not part of this prospectus, any applicable prospectus supplement or any applicable free writing prospectus and is not incorporated by reference into this prospectus, any applicable prospectus supplement, any applicable free writing prospectus or any other document that we file with the SEC.

113,965 shares

Acadia Healthcare Company, Inc.

Common Stock

Prospectus

February 24, 2015